                                                                            Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
                                                                 Scott A. Kingsley
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports Higher Third Quarter Earnings

Successfully Completes $50 Million Common Stock Offering

SYRACUSE, N.Y. — October 20, 2008 — Community Bank System, Inc. (NYSE: CBU) generated quarterly net income of $11.8 million, or $0.39 per share, in the third quarter of 2008, an increase of $0.76 million, or 6.9% over the $11.0 million, and $0.37 per share, reported for the third quarter of 2007.  The Company’s improved third quarter earnings were driven by strong organic loan and core deposit growth, continued expansion of non-interest income sources, an improved net interest margin, and continued solid asset quality.  Year-to-date earnings were $34.0 million, or $1.13 per share, and were 10.8% above the $31.0 million, or $1.02 per diluted share of reported earnings for the nine months ended September 30, 2007.  For the year, cash earnings per share (which excludes the after-tax effect of the amortization of intangible assets and acquisition-related market value adjustments) were $1.27, which is $0.14 per share, or 12.4% above GAAP-reported results.

“Our Company continued its solid performance in the third quarter by producing strong organic loan and core deposit growth, improving non-interest income streams, maintaining our stable and favorable asset quality, and by expanding our net interest margin,” said President and Chief Executive Officer Mark E. Tryniski.  “We are also pleased to have successfully raised $50 million in new capital during our October common equity offering, which was oversubscribed in spite of the difficult and challenging conditions which exist for the global capital markets.  This additional capital was raised to support our previously announced agreement to acquire 18 branch-banking centers in northern New York State from Citizens Financial Group, Inc., which will add over $600 million of deposits to our market-leading, northern New York footprint.  We expect the transaction to close in early November.  In July, our Benefit Plans Administrative Services, Inc. (BPAS) subsidiary, completed the purchase of the Philadelphia division of Alliance Benefit Group MidAtlantic, a provider of retirement plan consulting, daily valuation administration, and actuarial services.”

Third quarter net interest income grew to $37.1 million, an increase of 8.1% above the third quarter 2007, and reflected a 6.8% organic increase in average loans, as well as a 26 basis point improvement in net interest margin to 3.82%.  The Company’s margin improvement was realized as a result of a 63 basis point reduction in the total cost of funds, which was reflective of disciplined deposit pricing as well as the debt restructuring completed in late 2007, partially offset by a 37 basis point decline in earning asset yields.

Community Bank System, Inc.

Third quarter non-interest income (excluding securities gains/losses and debt extinguishment charges) increased $1.8 million, or 10.2% over the same period last year.  The Company’s employee benefits administration and consulting business posted a 25.8% increase in revenue over the third quarter 2007, primarily a result of the Alliance Benefit Group MidAtlantic (“ABG”) acquisition completed in July.  Deposit service revenues improved 7.9% over third quarter 2007, a result of new and expanded core account relationships and related income.  Consistent with prior years, the third quarter’s other banking-related revenues included nearly $0.65 million of annual dividends from the creditor life and disability programs in which the company participates, which was however, a decline from 2007.  Wealth management revenue increased 2.2% over 2007 from additional insurance agency revenues and growth in most of the Company’s other product offerings despite difficult market conditions.  Year-to-date investment securities gains of $0.2 million reflect proceeds received from the VISA initial public offering in the first quarter.

Quarterly operating expenses of $39.3 million increased 6.8% over the third quarter of 2007, nearly half of which related to the ABG acquisition completed early in the quarter.  The Company also recorded higher FDIC-insurance premiums, incurred higher volume-based processing costs, and had increased facility-based utilities and maintenance costs compared to the prior year.

The Company’s effective tax rate in the second quarter was 22.5%, consistent with the first six months of 2008, and down from 24.3% in the third quarter of 2007, reflecting a higher level of income from tax-exempt sources.

Financial Position

Average earning assets for the third quarter were $4.25 billion, up $72.0 million from the second quarter of 2008, and included $94.2 million of organic loan growth across all portfolios, and a $22.2 million decrease in average investment securities.  Compared to third quarter 2007, average earning assets increased $21.2 million, comprised of loan growth of $188.2 million, offset by a $167.0 million decline in investment securities, including cash equivalents.  Average deposits for the third quarter were $3.25 billion, an increase of $19.3 million from the second quarter, and reflective of the Company’s objective of lowering its overall funding costs by reducing higher cost time deposits, and focusing on expanding core account relationships.  This net increase in average deposits was comprised of a $51.9 million reduction in time deposits and a significant $71.2 million, or 3.8% increase in core checking, savings, and money market instruments.  Quarterly average time deposits have declined $111.8 million since the end of 2007 and have been more than offset by a $118.4 million, or 6.5%, increase in core account balances.  Average borrowings for the quarter of $926.4 million were up just $7.6 million from the fourth quarter of 2007.

Mr. Tryniski added, “Community Bank continues to produce solid results by remaining focused on a balanced and appropriate strategy for growth within our markets.  We continue to produce respectable growth across all lending lines and we remain free of exposure to the mortgage lending crisis that has affected many of the nation’s markets, as we have no subprime or other higher-risk mortgage products within our real estate or investment portfolios.  Our mortgage delinquency ratio of 1.07% is significantly below the industry-wide ratio, which is over 6%.  Our commercial lending portfolio grew by $17.3 million during the third quarter, our fourth consecutive quarter of expansion, and we remain committed to building upon this momentum by continuing to add high-quality business banking relationships.  Our consumer real estate and installment lending products also exhibited favorable growth rates in the quarter and reflect the strength of our business development efforts and the stable conditions prevalent in our primary markets.”

Community Bank System, Inc.

Asset Quality

The Company’s asset quality metrics remained favorable, with non-performing loan and delinquency ratios remaining at or near the historically low levels achieved in recent quarters.

Current quarter provision for loan losses of $2.0 million was $0.4 million higher than the second quarter of 2008, reflecting a marginally higher, but still historically low level of net charge-offs and an $81.8 million increase in outstanding loans.  The ratio of loan loss allowance to total loans outstanding was 1.25% as of September 30, 2008, compared to 1.27% at the end of the second quarter.

Net charge-offs in the third quarter were $1.7 million, compared to $0.9 million in the second quarter of 2008, and $0.8 million in the third quarter of 2007, and included one $0.5 million charge-off on a single commercial relationship specifically reserved for in a previous quarter.

Nonperforming loans as a percentage of total loans at September 30, 2008 were 0.38%, down slightly from 0.39% at the end of the second quarter, and up from the very favorable 0.34% at the end of last year’s third quarter.  The delinquency ratio of 1.26% was up 13 basis points from the end of the second quarter, and up 16 basis points from the end of last year’s third quarter, but remained well below long-term historical levels.  Nonperforming assets to total assets remained at the 0.26% level reported in the previous quarter, and four basis points above the 0.22% ratio of a year ago.  These favorable and stable asset quality metrics illustrate the continued effectiveness of the Company’s disciplined risk management and underwriting standards.

Branch Acquisition/Capital Raising

In late June, the Company announced it had entered into an agreement to acquire 18 branch-banking centers in northern New York State from Citizens Financial Group, Inc.  Under the terms of the agreement, Community Bank will acquire approximately $116 million in loans and $606 million in deposits at a blended deposit premium of 12%.  The transaction, which has received all regulatory approvals, is expected to be completed in November.  As planned, the Company raised approximately $50 million of new equity capital in support of the transaction in early October.

Dividend Increase

During the quarter, the Company’s Board of Directors increased the quarterly dividend on its common stock to $0.22 per share, an increase of 4.8%.  Mr. Tryniski commented, “We are very pleased to provide our shareholders with the 14th dividend increase in the last 15 years, representing an annualized yield of 3.7% based on last Friday’s closing share price of $23.99.  The increase underscores our commitment to continuing to provide steady, growing, long-term returns to our shareholders.

Stock Repurchases

During 2007 the company purchased 611,650 common shares at an aggregate cost of approximately $12.0 million.  These purchases were made under the previously announced share repurchase programs authorized in December 2006.  There were no shares repurchased in the first nine months of 2008.  At September 30, 2008, there were 0.94 million remaining shares available for repurchase under these programs.

Community Bank System, Inc.

Conference Call Scheduled

Company management will conduct a conference call today at 11:00 a.m. (ET) to discuss third quarter and year-to-date results.  The conference call can be accessed at 1-866-812-6491.  An audio recording will be available one hour after the call until December 31, 2008, and may be accessed at 1-888-284-7564 (access code 239117).  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=52078.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: http://www.communitybankna.com.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $4.8 billion in assets and 140 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

-- more --

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year-to-Date
	September 30,		September 30,
	2008	2007	2008	2007
Earnings
Loan income	$46,731	$47,821	$138,937	$138,846
Investment income	15,083	17,785	47,098	51,574
Total interest income	61,814	65,606	186,035	190,420
Interest expense	24,741	31,326	77,924	89,435
Net interest income	37,073	34,280	108,111	100,985
Provision for loan losses	1,985	510	4,335	1,124
Net interest income after provision for loan losses	35,088	33,770	103,776	99,861
Deposit service fees	9,044	8,382	26,215	23,184
Other banking services	1,174	1,512	2,308	2,607
Trust, investment and asset management fees	2,234	2,185	6,721	6,054
Benefit plan administration, consulting and actuarial fees	6,931	5,509	19,176	14,248
Debt extinguishment charges and investment securities gains/losses, net	0	(16)	230	(24)
Total noninterest income	19,383	17,572	54,650	46,069
Salaries and employee benefits	21,114	19,086	61,272	55,652
Professional fees	1,095	1,365	3,295	3,604
Occupancy and equipment and furniture	5,304	4,883	16,066	14,089
Amortization of intangible assets	1,727	1,629	4,903	4,725
Other	9,978	9,703	29,006	26,373
Acquisition expenses	38	99	43	373
Total operating expenses	39,256	36,765	114,585	104,816
Income before income taxes	15,215	14,577	43,841	41,114
Income taxes	3,429	3,548	9,870	10,070
Net income	$11,786	$11,029	$33,971	$31,044
Basic earnings per share	$0.39	$0.37	$1.14	$1.04
Diluted earnings per share	$0.39	$0.37	$1.13	$1.02
Diluted earnings per share-cash	$0.44	$0.41	$1.27	$1.16

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2008			2007
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$46,731	$45,691	$46,515	$47,938	$47,821
Investment income	15,083	15,379	16,636	17,879	17,785
Total interest income	61,814	61,070	63,151	65,817	65,606
Interest expense	24,741	25,630	27,553	30,828	31,326
Net interest income	37,073	35,440	35,598	34,989	34,280
Provision for loan losses	1,985	1,570	780	880	510
Net interest income after provision for loan losses	35,088	33,870	34,818	34,109	33,770
Deposit service fees	9,044	8,910	8,261	8,828	8,382
Other banking services	1,174	539	595	676	1,512
Trust, investment and asset management fees	2,234	2,324	2,163	2,210	2,185
Benefit plan administration, consulting and actuarial fees	6,931	5,933	6,312	5,453	5,509
Debt extinguishment charges and investment securities gains/ losses, net	0	(57)	287	(9,950)	(16)
Total noninterest income	19,383	17,649	17,618	7,217	17,572
Salaries and employee benefits	21,114	19,772	20,386	20,062	19,086
Professional fees	1,095	902	1,298	1,383	1,365
Occupancy and equipment and furniture	5,304	5,189	5,573	4,872	4,883
Amortization of intangible assets	1,727	1,645	1,531	1,544	1,629
Other	9,978	9,442	9,586	9,388	9,703
Acquisition expenses	38	5	0	9	99
Total operating expenses	39,256	36,955	38,374	37,258	36,765
Income before income taxes	15,215	14,564	14,062	4,068	14,577
Income taxes	3,429	3,277	3,164	(7,779)	3,548
Net income	$11,786	$11,287	$10,898	$11,847	$11,029
Basic earnings per share	$0.39	$0.38	$0.37	$0.40	$0.37
Diluted earnings per share	$0.39	$0.37	$0.36	$0.39	$0.37
Diluted earnings per share-cash(1)	$0.44	$0.42	$0.41	$0.44	$0.41
Profitability
Return on assets	1.00%	0.98%	0.94%	1.00%	0.94%
Return on equity	9.62%	9.27%	9.08%	9.95%	9.47%
Cash return on equity(1)	10.84%	10.44%	10.20%	11.14%	10.67%
Noninterest income/operating income (FTE) (2)	32.3%	31.1%	30.5%	30.7%	31.7%
Efficiency ratio (3)	62.4%	62.1%	64.8%	63.9%	63.1%
Components of Net Interest Margin (FTE)
Loan yield	6.29%	6.43%	6.65%	6.81%	6.86%
Investment yield	5.77%	5.85%	6.07%	5.95%	5.82%
Earning asset yield	6.13%	6.25%	6.46%	6.52%	6.50%
Interest-bearing deposit rate	2.21%	2.42%	2.68%	2.85%	2.94%
Short-term borrowing rate	3.87%	4.07%	4.17%	4.13%	4.07%
Long-term borrowing rate	4.72%	4.77%	4.79%	5.74%	5.83%
Cost of all interest-bearing funds	2.75%	2.92%	3.13%	3.41%	3.47%
Cost of funds (includes DDA)	2.36%	2.51%	2.70%	2.94%	2.99%
Net interest margin (FTE)	3.82%	3.78%	3.81%	3.63%	3.56%
Fully tax-equivalent adjustment	$3,645	$3,745	$3,890	$3,687	$3,645

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2008			2007
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$2,963,504	$2,869,338	$2,822,100	$2,801,660	$2,775,337
Taxable investment securities	770,902	779,958	808,962	937,656	971,828
Nontaxable investment securities	511,299	524,454	540,993	489,446	477,369
Total interest-earning assets	4,245,705	4,173,750	4,172,055	4,228,762	4,224,534
Total assets	4,712,423	4,639,946	4,642,019	4,700,537	4,679,318
Interest-bearing deposits	2,658,681	2,666,424	2,659,584	2,667,869	2,735,349
Short-term borrowings	477,139	420,392	426,116	406,902	307,090
Long-term borrowings	449,292	449,474	457,177	511,919	536,859
Total interest-bearing liabilities	3,585,112	3,536,290	3,542,877	3,586,690	3,579,298
Noninterest-bearing deposits	590,098	563,045	555,927	574,266	583,946
Shareholders' equity	$487,249	$489,444	$482,750	$472,303	$462,172
Balance Sheet Data
Cash and cash equivalents	$103,595	$123,233	$160,394	$130,823	$205,224
Investment securities	1,283,776	1,258,792	1,307,682	1,391,872	1,433,930
Loans:
Consumer mortgage	1,039,530	1,015,114	987,807	977,553	969,567
Business lending	1,028,400	1,011,137	998,443	984,780	972,394
Consumer installment	936,100	895,992	851,536	858,722	849,949
Total loans	3,004,030	2,922,243	2,837,786	2,821,055	2,791,910
Allowance for loan losses	37,413	37,128	36,428	36,427	36,447
Intangible assets	257,042	253,752	255,111	256,216	256,766
Other assets	155,489	136,891	133,870	133,963	141,484
Total assets	4,766,519	4,657,783	4,658,415	4,697,502	4,792,867
Deposits	3,226,393	3,247,348	3,243,382	3,228,464	3,304,604
Borrowings	901,659	772,646	766,153	801,604	821,343
Subordinated debt held by unconsolidated subsidiary trusts	101,969	101,963	101,956	127,724	127,123
Other liabilities	53,423	52,178	58,256	60,926	71,455
Total liabilities	4,283,444	4,174,135	4,169,747	4,218,718	4,324,525
Shareholders' equity	483,075	483,648	488,668	478,784	468,342
Total liabilities and shareholders' equity	4,766,519	4,657,783	4,658,415	4,697,502	4,792,867
Capital
Tier 1 leverage ratio	7.73%	7.75%	7.59%	7.77%	7.67%
Tangible equity / tangible assets	5.01%	5.22%	5.30%	5.01%	4.66%
Diluted weighted average common shares O/S	30,280	30,280	30,036	30,006	30,078
Period end common shares outstanding	30,096	29,935	29,892	29,635	29,672
Cash dividends declared per common share	$0.22	$0.21	$0.21	$0.21	$0.21
Book value	16.05	16.16	16.35	16.16	15.78
Tangible book value	7.51	7.68	7.81	7.51	7.13
Common stock price (end of period)	25.15	20.62	24.56	19.87	19.52

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2008			2007
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$10,496	$11,080	$8,757	$8,267	$8,932
Accruing loans 90+ days delinquent	1,018	370	392	622	451
Total nonperforming loans	11,514	11,450	9,149	8,889	9,383
Other real estate owned (OREO)	837	637	1,027	1,007	1,097
Total nonperforming assets	12,351	12,087	10,176	9,896	10,480
Net charge-offs	1,700	870	779	900	753
Loan loss allowance/loans outstanding	1.25%	1.27%	1.28%	1.29%	1.31%
Nonperforming loans/loans outstanding	0.38%	0.39%	0.32%	0.32%	0.34%
Loan loss allowance/nonperforming loans	325%	324%	398%	410%	388%
Net charge-offs/average loans	0.23%	0.12%	0.11%	0.13%	0.11%
Delinquent loans/ending loans	1.26%	1.13%	0.99%	1.10%	1.10%
Loan loss provision/net charge-offs	117%	180%	100%	98%	68%
Nonperforming assets/total assets	0.26%	0.26%	0.22%	0.21%	0.22%

(1) Cash earnings excludes the after-tax effect of amortization of intangible assets and market value adjustment amortization on acquired loans.
(2) Excludes gain (loss) on investment securities & debt extinguishment.
(3) Excludes intangible amortization, acquisition expenses, special charges and gain (loss) on investment securities & debt extinguishment.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.